Crossroads Capital, Inc. 8-K

Exhibit 2.1

PLAN OF LIQUIDATION

This Plan of Liquidation (the “Plan”), dated as of May 3, 2016, of Crossroads Capital, Inc., a Maryland corporation (the “Company”), is intended to accomplish the complete liquidation and conversion of the Company in accordance with the Maryland General Corporation Law.

RECITALS

WHEREAS, the Company has elected to be treated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Company has sought the approval of its stockholders to withdraw its election as a BDC under the 1940 Act and prior to the approval of this Plan by the Company’s stockholders will have delisted its securities from NASDAQ in order to preserve capital and maximize stockholder value by limiting the operating expenses associated with the election to be regulated as a BDC and as a Company listed on a national securities exchange;

WHEREAS, the Board of Directors of the Company (“Board”) has determined that it is in the best interest of the Company to complete the liquidation and conversion of the Company, pursuant to the adoption of this Plan;

WHEREAS, in furtherance hereof, assuming the prior approval by the stockholders of the Company’s withdrawal of its election to be regulated as a BDC, upon the approval of the Plan by the holders of a majority of the outstanding stock of the Company entitled to vote at a special meeting of the stockholders, the Company shall (1) file Form N-54C with the Securities and Exchange Commission (the “SEC”) to withdraw its election as a BDC; (2) file Articles of Conversion with the State Department of Assessments and Taxation of the State of Maryland in order to convert the Company into Crossroads Liquidating Trust, a Maryland statutory trust (the “Liquidating Trust”), with Andrew Dakos, Phillip Goldstein, and Gerald Hellerman as trustees (the “Trustees”) to distribute all of the cash and net cash proceeds from the sale of the Company’s portfolio assets to the stockholders of the Company as beneficiaries under the Liquidating Trust; and (3) pursuant to the terms of the Liquidating Trust Agreement, attached hereto as Exhibit A (the “Liquidating Trust Agreement”), record (in the name of each holder of record) a unit of beneficial interest in the Liquidating Trust for each share of the Company’s common stock held by such stockholder at the time of conversion;

WHEREAS, in furtherance of the liquidation and conversion of the Company as described herein, the Board has approved this Plan; and

WHEREAS, upon approval of this Plan by the Board, the Company shall call a special meeting of its stockholders (the “Special Meeting”) to consider the Plan and shall file with the SEC a proxy statement in connection therewith in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

NOW THEREFORE, upon approval of this Plan by the stockholders of the Company at the Special Meeting, the Board authorizes the following on behalf of the Company:

1.            Simultaneous with the effectiveness of the filing of Form N-54C with the SEC:

A.	The Company and the Liquidating Trust shall execute the Articles of Conversion (in the form attached to the Liquidating Trust Agreement), and the Trustees will execute the Certificate of Trust (in the form attached to the Liquidating Trust Agreement), and each shall be filed with the State Department of Assessments and Taxation of the State of Maryland.

B.	The Company and the Trustees shall enter into, execute and deliver the Liquidating Trust Agreement. The cash and portfolio assets of the Company shall be reserved, liquidated or distributed by the Trustees in accordance with the terms of the Liquidating Trust Agreement.

2.            In reliance on no-action relief precedent established by the SEC and pursuant to the terms of the Liquidating Trust Agreement, the Liquidating Trust shall file annual and current reports with the SEC as though the Liquidating Trust were a non-accelerated filer of reports under the Exchange Act.

3.            The Liquidating Trust shall procure insurance sufficient to indemnify the Board and the Company’s officers, directors, employees and agents in accordance with the Company’s Articles of Amendment and Restatement, as amended, its Amended and Restated Bylaws and any contractual arrangements, for actions taken in connection with this Plan and the Company’s conversion into the Liquidating Trust.

4.             If for any reason the Board determines that such action would be in the best interests of the Company, it may amend or modify the Plan and the actions contemplated hereunder, subject to the approval of the Stockholders, if required.

5.             The Company may take any and all other actions deemed required, necessary or desirable by the Company to complete the liquidation and conversion of the Company, including but not limited to, the formation of, and transfer of assets to, one or more subsidiary entities, and the execution and delivery of any and all agreements, certificates, instruments or other documents deemed required, necessary or desirable in connection therewith by counsel to the Company.

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IN WITNESS WHEREOF, the Board has unanimously executed this Plan as of the date first set forth above.

CROSSROADS CAPITAL, INC.

By:	/s/ Andrew Dakos
Andrew Dakos, Chairman of the Board